Exhibit 10.14
March 17, 2008

From: Lori Laje	To: Resolute Natural Resources Company
Contract Analyst	Attn: James Kincaid
Odyssey Energy Services
320 South Boston, Suite 840
Tulsa, OK 74103
918-388-9400

Re:	Western Contract No: P0803131FC
Resolute Natural Resources Company No:
This is to confirm the Interim Crude Purchasing Agreement between Western Refining Southwest, Inc. (Western) and Resolute Natural Resources Company (Resolute). The following terms and conditions should accurately describe that agreement:
Seller: Resolute
Buyer: Western
Quantity: All production either owned or controlled from Resolute’s operated leases in the Aneth, Ratherford, and McElmo-Desert Creek Units, San Juan, Utah.
Quality: Four Comers Sweet Crude Oil
Term: Effective May 1, 2008, and shall automatically be extended thereafter on a month-to-month basis subject to a ninety (90) day notice of cancellation, such cancellation must be in writing.
Price: The price shall be Western’s San Juan/Paradox Basin monthly average posting for sweet crude oil, not to be less than the calendar month average (trade days only) for the published settlement prices of the New York Mercantile Exchange for WTI crude oil minus $6.25 per barrel.
Delivery: FOB the Aneth, Ratherford, and McElmo-Desert Creek Units, San Juan, Utah.
Title and risk of loss shall pass from Seller to Buyer as the crude enters the receiving equipment.
Division Order: Based on 100% division order less tax.
Western/Resolute Natural Resources Company
Lease Purchase Agreement — Crude
Aneth, Ratherford, and McElmo-Desert Creek
San Juan, Utah May 2008

Payment: Due and payable on the 20th day of the month which immediately follows the month of delivery provided Seller has submitted all necessary substantiating documents incident to the transaction for each volume delivered and an invoice for which sums are due. Payment shall be made via wire transfer on or before the due date to a bank designated on Seller’s invoice in immediately available federal funds.
In the event the due date falls on a Saturday or a bank holiday other than a Monday bank holiday then payment shall be made on the next preceding bank business day. If the due date falls on a Sunday or a Monday bank holiday then payment shall be made on the next following bank business day.
Late Payment: Any amount payable for any of the crude oil and/or products described herein or otherwise payable by Buyer to Seller hereunder shall, if not paid when due, bear interest from the due date (inclusive) until the date full payment is received by Seller (exclusive) at a rate equal to the lesser of (a) one percent (1%) above the prime rate in effect at the opening of business on the due date at the major lending institutions as quoted in the “Money Rates” section of the Wall Street Journal, and (b) the maximum rate of interest permitted under applicable law. Buyer shall pay such interest within five (5) calendar days following Buyer’s receipt of Seller’s invoice for such interest via wire transfer or immediately available federal funds to Seller’s designated bank.
Credit: Open
Audit rights: Each party shall have the right at all reasonable times, upon written request, to audit all records of the other party pertinent to this agreement to verify such party’s compliance with the terms and conditions of this agreement. Notwithstanding the foregoing, each party shall be entitled to protect the confidentiality of any information that it considers proprietary.
If any audit conducted pursuant to this section reveals that there was an inaccuracy or omission in the invoices submitted under this agreement, the parties shall, within ten (10) days of a request by either party therefore, meet to discuss the adjustments and/or payments that would be necessary to correct such inaccuracy or omission; provided however, that no adjustments and/or payments shall be made in respect of any inaccuracy or omission first alleged after the second anniversary of the date of the invoice containing such inaccuracy or omission.

Western’s Contacts are as follows:	Resolute Contacts are as follows:

Scheduling/nominations: Rosie Gil — Fax: 915-534-2653	PLEASE SEND SIMILAR INFORMATION
Contracts/documents: Lori Laje — Fax: 915-534-2651	BY RETURN FAX
Invoice/payments: Mark Anchondo — Fax: 915-775-7817
Credit requirements: Mark Cox — Fax: 915-534-2652
Miscellaneous: All other terms and conditions shall be in accordance with Conoco General Terms and Conditions dated January 1, 1993.
Western/Resolute Natural Resources Company
Lease Purchase Agreement — Crude
Aneth, Ratherford, and McElmo-Desert Creek
San Juan, Utah May 2008

This faxed agreement, together with Conoco General Terms and Conditions dated January 1, 1993, contains the entire agreement of the parties and there are no other promises, representations, warranties, or reciprocal agreements affecting, incidental to, conditional upon, or related to this agreement. No formal hard contract copy will be provided.
No amendments or modifications of this agreement shall be effective unless in writing and mutually agreed to by both parties hereto.
Please confirm acceptance of this agreement by return fax to Attn: Lori Laje, at (915) 534-2651, indicating your contract number and referencing ours thereon. Thank you for your help in arranging for this crude oil agreement.
Regards,
Western Refining Southwest, Inc.

/s/ Scott D. Weaver

Scott D. Weaver
Vice President
AGREE TO AND ACCEPTED this
17th Day of March, 2008
Resolute Natural Resources Company

/s/ James L. Kincaid, Jr.

Name

James L. Kincaid, Jr.

Printed Name
AGREE TO AND ACCEPTED this
18th Day of March, 2008
Western/Resolute Natural Resources Company
Lease Purchase Agreement – Crude
Aneth, Ratherford, and McElmo-Desert Creek
San Juan, Utah May 2008